Exhibit 99.1

Uber drivers in the UK to receive earnings guarantee, holiday pay and pensions

●	Uber drivers will be paid holiday time, be automatically enrolled into a pension plan and will earn at least the minimum wage (called the National Living Wage in the UK) as an earnings floor, not an earnings ceiling.
●	Drivers will start benefiting from these changes immediately, while retaining the flexibility to choose if, when and where they drive under the unique UK worker classification.
●	This is on top of free insurance to cover sickness, injury and maternity and paternity payments which have been in place for all drivers since 2018.

LONDON (March 16, 2021) -— From tomorrow, more than 70,000 drivers in the UK will be treated as workers, earning at least the National Living Wage when driving with Uber; this is a floor and not a ceiling, with drivers able to earn more, as they usually do. They will also be paid for holiday time and all those eligible will be automatically enrolled into a pension plan.

This means drivers will earn with greater security, helping them to plan for their futures while maintaining the flexibility that is integral to the private-hire industry. Uber has consulted thousands of drivers over the last several weeks, who said they wanted these additional benefits but without any loss of flexibility.

When driving with Uber in the UK they will receive:

●	At least the minimum wage (called the National Living Wage) after accepting a trip request and after expenses. This is a floor and not a ceiling, with drivers able to earn more. On average, drivers earn £17 per hour in London and £14 in the rest of the UK on the same basis when driving on Uber.
●	All drivers will be paid holiday time based on 12.07% of their earnings, paid out on a fortnightly basis.
●	Drivers will automatically be enrolled into a pension plan with contributions from Uber alongside driver contributions, setting drivers up over the long term.
●	Continued free insurance in case of sickness or injury as well as parental payments, which have been in place for all drivers since 2018.
●	Continued support from Uber’s Clean Air Plan in London, which has so far raised over £120m for drivers switching to an electric vehicle.
●	All drivers will retain the freedom to choose if, when and where they drive.

Jamie Heywood, Regional General Manager for Northern and Eastern Europe, Uber said:

“This is an important day for drivers in the UK. Uber drivers will receive an earnings guarantee, holiday pay and a pension, and will retain the flexibility they currently value. Uber is just one part of a larger private-hire industry, so we hope that all other operators will join us in improving the quality of work for these important workers who are an essential part of our everyday lives.”

A worker is a classification that is unique under UK employment law. Workers are not employees but are entitled to the minimum wage (National Living Wage), holiday pay and a pension.

This follows the recent UK Supreme Court ruling, which provides a clearer path forward as to a model that gives drivers the rights of worker status—while continuing to let them work flexibly, in the same way they have been since Uber’s launch in the UK in 2012.

All drivers will receive fortnightly financial payments which will cover holiday time and any necessary earnings top ups.

Uber will establish a pension scheme in which all eligible drivers will be automatically enrolled, with contributions both from Uber and from drivers. Uber will also work to ensure that every driver who does not opt out receives the appropriate contributions as of tomorrow, up until when the pension scheme is live.

We have informed all drivers in the UK of these new rights and protections.